Exhibit 99.1

Global Medical REIT Announces Fourth Quarter 2021 Financial Results

Invests $196 Million in Medical Real Estate During 2021

(including $189 million of new acquisitions and a revenue-generating $7 million expansion of a current facility)

Bethesda, MD – February 28, 2022 -- (BUSINESS WIRE) -- Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”), a net-lease medical office real estate investment trust (REIT) that owns and acquires purpose-built healthcare facilities and leases those facilities to strong healthcare systems and groups with leading market share, today announced financial results for the three and twelve months ended December 31, 2021 and other data.

Fourth Quarter 2021 Highlights

•	Net income attributable to common stockholders was $3.8 million, or $0.06 per diluted share, as compared to $1.1 million, or $0.02 per diluted share, in the comparable prior year period.
•	Funds from Operations (“FFO”) of $0.23 per share and unit, as compared to $0.22 per share and unit in the comparable prior year period.
•	Adjusted Funds from Operations (“AFFO”) of $0.24 per share and unit, which is the same as the comparable prior year period.
•	Increased total revenue 21.7% year-over-year to $30.3 million, primarily driven by the Company’s acquisition activity.
•	Completed four acquisitions encompassing an aggregate 110,659 leasable square feet, for an aggregate purchase price of $25.9 million at a weighted average cap rate of 7.2%. Additionally, the Company funded a 10,447 leasable square foot expansion at its Mercy Rehabilitation Hospital in Oklahoma City, OK for $6.8 million that is expected to generate an 11.8% cash return.
•	Generated $11.3 million in gross proceeds from “at-the-market” (“ATM”) equity offerings at an average price of $17.02 per share.

Full Year 2021 Highlights

•	Net income attributable to common stockholders was $11.8 million, or $0.19 per diluted share, as compared to a net loss of $(7.7) million, or $(0.17) per diluted share, in the prior year.
•	FFO of $0.90 per share and unit, as compared to $0.56 per share and unit in the prior year.
•	AFFO of $0.95 per share and unit, as compared to $0.88 per share and unit in the prior year.
•	Increased total revenue 23.7% year-over-year to $115.9 million, primarily driven by the Company’s acquisition activity.
•	Completed 20 acquisitions encompassing an aggregate 652,155 leasable square feet, for an aggregate purchase price of $189.1 million at a weighted average cap rate of 7.5%. Including the $6.8 million expansion that was funded during the fourth quarter, the Company invested $195.9 million during 2021 at a weighted average cap rate of 7.6%.
•	Generated $212.6 million in gross proceeds from equity issuances, including ATM offerings and an underwritten offering that was completed in March 2021.

Jeffrey M. Busch, Chairman, Chief Executive Officer and President stated, “We are pleased with our strong performance throughout 2021, as we continued to execute our strategic growth plans, operate through the challenges of a pandemic, and source accretive opportunities to grow our portfolio even in a challenging acquisition environment. We significantly grew our net income attributable to common stockholders, FFO and AFFO per share, and increased our total revenue on a year-over-year basis, while reducing leverage and maintaining a strong and flexible balance sheet to support our growth objectives. I want to thank our team for their hard work and dedication throughout the year; their focused efforts and collective contributions are what produced these excellent results. I am proud of the team’s accomplishments and look forward to a promising 2022.”

Financial Results

Rental revenue for the fourth quarter of 2021 increased 21.8% year-over-year to $30.3 million, reflecting the growth in the Company’s portfolio, partially offset by the recognition of a reserve for approximately $0.3 million of rent related to one tenant.

Total expenses for the fourth quarter were $25.9 million, compared to $22.3 million for the comparable prior year period, reflecting higher operating, depreciation, and amortization expenses, due primarily to the growth in the Company’s portfolio.

Interest expense for the fourth quarter was $4.8 million, compared to $5.1 million for the comparable prior year period. This change reflects the net impact of slightly higher average borrowings during the current quarter and a lower cost of funds compared to the prior year period.

During the fourth quarter, the Company sold a medical office building in Prescott, Arizona, receiving gross proceeds of $5.5 million and generating a gain of $1.1 million.

Net income attributable to common stockholders for the fourth quarter totaled $3.8 million, or $0.06 per diluted share, compared to $1.1 million, or $0.02 per diluted share, in the comparable prior year period.

The Company reported (i) FFO of $0.23 per share and unit for the fourth quarter, as compared to $0.22 per share and unit in the comparable prior year period, and (ii) AFFO of $0.24 per share and unit for the fourth quarter, which is the same as the comparable prior year period.

Investment Activity

During the fourth quarter of 2021, the Company completed four acquisitions, encompassing an aggregate 110,659 leasable square feet, for an aggregate purchase price of $25.9 million. The properties were purchased at a 7.2% weighted average cap rate. Additionally, the Company funded a 10,447 square foot expansion for $6.8 million at its Mercy Rehabilitation Hospital in Oklahoma City, OK that is expected to generate an 11.8% cash return.

For the full year 2021, the Company completed 20 acquisitions encompassing an aggregate 652,155 leasable square feet, for an aggregate purchase price of $189.1 million. Including the Mercy Rehabilitation Hospital expansion, the Company invested $195.9 million in revenue-generating healthcare properties during 2021, with these investments having a weighted average cap rate of 7.6% at December 31, 2021.

Since January 1, 2022, the Company completed one acquisition encompassing 17,713 leasable square feet for a purchase price of $5.1 million and a cap rate of 7.1%. As of February 25, 2022, the Company had seven properties under contract for an aggregate purchase price of $72.1 million. These properties are currently in the due diligence period, and we can make no assurances that these acquisitions will close on a timely basis if at all.

In October 2021, the Company entered into a contract to sell one of its four medical office buildings in Belpre, Ohio, for gross proceeds of $44.6 million. The Company’s book basis in this property and lease was approximately $29.5 million as of December 31, 2021. The transaction is expected to be completed no earlier than June 2022. The buyer is in the due diligence period and the transaction is subject to various closing contingencies. Accordingly, the transaction may not close on a timely basis or the buyer may terminate the purchase agreement and not close the transaction. The Company intends to reinvest the sales proceeds in 2022 for future acquisitions.

Portfolio Update

As of December 31, 2021, the Company’s portfolio was 97.5% occupied and comprised of 4.3 million leasable square feet with an annualized base rent of $103.1 million. The weighted average lease term for the Company’s portfolio was 7.1 years with weighted average annual rental escalations of 2.1%. As of December 31, 2021, the Company’s portfolio rent coverage ratio was 5.1x times.

Balance Sheet and Equity Issuances

At December 31, 2021, total debt outstanding, including outstanding borrowings on the Credit Facility and notes payable (both net of unamortized debt issuance costs), was $571.7 million and our leverage was 43%, which was down from 52% at year-end 2020. As of December 31, 2021, the Company’s debt carried a weighted average interest rate of 2.87% and a weighted average remaining term of 4.28 years. As of February 25, 2022, the Company’s unutilized borrowing capacity under the Credit Facility revolver was $222.5 million.

During the year ended December 31, 2021, the Company issued 15.3 million shares of its common stock, generating gross proceeds of $212.6 million. These issuances included:

•	an underwritten offering in March of 8.6 million shares at an offering price of $13.30 per share that generated gross proceeds of $114.7 million, and

•	6.7 million shares issued through the Company’s ATM offering program at an average offering price of $14.56 per share that generated gross proceeds of $97.9 million, including 0.7 million shares issued during the fourth quarter at $17.02 per share that generated gross proceeds of $11.3 million.

Since December 31, 2021, the Company, through its ATM program, has issued 0.5 million shares of its common stock, generating $8.3 million in gross proceeds at an average price of $17.38 per share.

Dividends

On December 10, 2021, the Board of Directors (the “Board”) declared a $0.205 per share cash dividend to common stockholders and unitholders of record as of December 27, 2021, which was paid on January 10, 2022, representing the Company’s fourth quarter 2021 dividend payment. The Board also declared a $0.46875 per share cash dividend to holders of record as of January 15, 2022 of the Company’s Series A Preferred Stock, which was paid on January 31, 2022. This dividend represented the Company’s quarterly dividend on its Series A Preferred Stock for the period from October 31, 2021 through January 30, 2022.

2022 Annual Meeting

On February 24, 2022, the Board approved the meeting and record dates for the Company’s 2022 Annual Stockholders’ Meeting. The Meeting will be held on Wednesday, May 11, 2022. Stockholders of record as of March 15, 2022 will be eligible to vote at the Meeting.

SUPPLEMENTAL INFORMATION

Details regarding these results can be found in the Company’s supplemental financial package available on the Investor Relations section of the Company’s website at http://investors.globalmedicalreit.com/.

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host a live webcast and conference call on Tuesday, March 1, 2022 at 9:00 a.m. Eastern Time. The webcast is located on the “Investor Relations” section of the Company’s website at http://investors.globalmedicalreit.com/.

To Participate via Telephone:

Dial in at least five minutes prior to start time and reference Global Medical REIT Inc.

Domestic: 1-877-705-6003

International: 1-201-493-6725

Replay:

An audio replay of the conference call will be posted on the Company’s website.

NON-GAAP FINANCIAL MEASURES

General

Management considers certain non-GAAP financial measures to be useful supplemental measures of the Company's operating performance. For the Company, non-GAAP measures consist of Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre” and “Adjusted EBITDAre”), FFO and AFFO. A non-GAAP financial measure is generally defined as one that purports to measure financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable measure determined in accordance with GAAP.  The Company reports non-GAAP financial measures because these measures are observed by management to also be among the most predominant measures used by the REIT industry and by industry analysts to evaluate REITs. For these reasons, management deems it appropriate to disclose and discuss these non-GAAP financial measures.

The non-GAAP financial measures presented herein are not necessarily identical to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. These measures should not be considered as alternatives to net income, as indicators of the Company's financial performance, or as alternatives to cash flow from operating activities as measures of the Company's liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of the Company's needs. Management believes that in order to facilitate a clear understanding of the Company's historical consolidated operating results, these measures should be examined in conjunction with net income and cash flows from operations as presented elsewhere herein.

FFO and AFFO

FFO and AFFO are non-GAAP financial measures within the meaning of the rules of the United States Securities and Exchange Commission (“SEC”). The Company considers FFO and AFFO to be important supplemental measures of its operating performance and believes FFO is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. In accordance with the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income or loss computed in accordance with GAAP before noncontrolling interests of holders of OP units and LTIP units, excluding gains (or losses) from sales of property and extraordinary items, less preferred stock dividends, plus real estate-related depreciation and amortization (excluding amortization of debt issuance costs and above and below market lease amortization expense), and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes real estate-related depreciation and amortization (other than amortization of debt issuance costs and above and below market lease amortization expense), the Company believes that FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest expense, providing perspective not immediately apparent from the closest GAAP measurement, net income or loss.

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations. Management calculates AFFO by modifying the NAREIT computation of FFO by adjusting it for certain cash and non-cash items and certain recurring and non-recurring items. For the Company these items include: (a) recurring acquisition and disposition costs, (b) loss on the extinguishment of debt, (c) recurring straight line deferred rental revenue, (d) recurring stock-based compensation expense, (e) recurring amortization of above and below market leases, (f) recurring amortization of debt issuance costs, (g) recurring lease commissions, (h) management internalization costs and (i) other items.

Management believes that reporting AFFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis.

EBITDAre and Adjusted EBITDAre

We calculate EBITDAre in accordance with standards established by NAREIT and define EBITDAre as net income or loss computed in accordance with GAAP plus depreciation and amortization, interest expense, gain or loss on the sale of investment properties, and impairment loss, as applicable.

We define Adjusted EBITDAre as EBITDAre plus non-cash stock compensation expense, non-cash intangible amortization related to above and below market leases, preacquisition expense and other normalizing items. Management considers EBITDAre and Adjusted EBITDAre important measures because they provide additional information to allow management, investors, and our current and potential creditors to evaluate and compare our core operating results and our ability to service debt.

RENT COVERAGE RATIO

For purposes of calculating our portfolio weighted-average EBITDARM coverage ratio (“Rent Coverage Ratio”), we excluded credit-rated tenants or their subsidiaries for which financial statements were either not available or not sufficiently detailed. These ratios are based on latest available information only. Most tenant financial statements are unaudited and we have not independently verified any tenant financial information (audited or unaudited) and, therefore, we cannot assure you that such information is accurate or complete. Certain other tenants (approximately 13% of our portfolio) are excluded from the calculation due to (i) lack of available financial information or (ii) receipt of significant COVID-19 relief funds that may cause reported coverage to differ materially from underlying performance. Additionally, our Rent Coverage Ratio adds back physician distributions and compensation. Management believes all adjustments are reasonable and necessary.

ANNUALIZED BASE RENT

Annualized base rent represents monthly base rent for most recent month or month of acquisition, multiplied by 12 (or actual NOI where more reflective of property performance). Accordingly, this methodology produces an annualized amount as of a point in time but does not take into account future contractual rental rate increases. Additionally, properties that are accounted for on a cash-collected basis are not included in annualized base rent.

CAPITALIZATION RATE

The capitalization rate (“cap rate”) for an acquisition is calculated by dividing current Annualized Base Rent by contractual purchase price. For the portfolio capitalization rate, certain adjustments, including for subsequent capital invested, are made to the contractual purchase price.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumptions and forecasts of future results. Except for historical information, the statements set forth herein including, but not limited to, any statements regarding our earnings, our tenants’ ability to pay rent to us, expected financial performance (including future cash flows associated with new tenants or the expansion of current properties), future dividends or other financial items; any other statements concerning our plans, strategies, objectives and expectations for future operations, our pipeline of acquisition opportunities and expected acquisition activity, including the timing and/or successful completion of any acquisitions and expected rent receipts on these properties, our expected disposition activity, including the timing and/or successful completion of any dispositions and the expected use of proceeds therefrom, and any statements regarding future economic conditions or performance are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and in our other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

Investor Relations Contact:

Stephen Swett

stephen.swett@icrinc.com

203.682.8377

Global Medical REIT Inc.

Condensed Consolidated Balance Sheets

(unaudited, and in thousands, except par values)

	As of
	December 31, 2021	December 31, 2020
Assets
Investment in real estate:
Land	$152,060	$128,857
Building	985,091	851,427
Site improvements	19,021	15,183
Tenant improvements	58,900	49,204
Acquired lease intangible assets	127,931	98,234
	1,343,003	1,142,905
Less: accumulated depreciation and amortization	(143,255)	(94,462)
Investment in real estate, net	1,199,748	1,048,443
Cash and cash equivalents	7,213	5,507
Restricted cash	5,546	5,246
Tenant receivables, net	6,070	5,596
Due from related parties	163	103
Escrow deposits	5,957	4,817
Deferred assets	25,417	20,272
Derivative asset	1,236	—
Goodwill	5,903	5,903
Other assets	6,232	5,019
Total assets	$1,263,485	$1,100,906

Liabilities and Equity
Liabilities:
Credit Facility, net of unamortized debt issuance costs of $8,033 and $3,559 at December 31, 2021 and December 31, 2020, respectively	$514,567	$521,641
Notes payable, net of unamortized debt issuance costs of $607 and $835 at December 31, 2021 and December 31, 2020, respectively	57,162	64,937
Accounts payable and accrued expenses	10,344	7,279
Dividends payable	15,668	12,470
Security deposits	4,540	4,340
Derivative liability	7,790	18,086
Other liabilities	7,709	6,171
Acquired lease intangible liability, net	8,128	8,222
Total liabilities	625,908	643,146
Commitments and Contingencies
Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; 3,105 issued and outstanding at December 31, 2021 and December 31, 2020, respectively (liquidation preference of $77,625 at December 31, 2021 and December 31, 2020, respectively)	74,959	74,959
Common stock, $0.001 par value, 500,000 shares authorized; 64,880 shares and 49,461 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	65	49
Additional paid-in capital	711,414	504,789
Accumulated deficit	(157,017)	(116,773)
Accumulated other comprehensive loss	(6,636)	(18,219)
Total Global Medical REIT Inc. stockholders' equity	622,785	444,805
Noncontrolling interest	14,792	12,955
Total equity	637,577	457,760
Total liabilities and equity	$1,263,485	$1,100,906

Global Medical REIT Inc.

Condensed Consolidated Statements of Operations

(unaudited, and in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue
Rental revenue	$30,312	$24,895	$115,804	$93,518
Other income	32	35	132	212
Total revenue	30,344	24,930	115,936	93,730

Expenses
General and administrative	3,934	4,426	16,453	11,935
Operating expenses	4,525	2,612	15,488	10,867
Management fees – related party	—	—	—	4,024
Depreciation expense	9,046	7,364	33,825	26,747
Amortization expense	3,607	2,774	13,050	9,606
Interest expense	4,809	5,064	19,696	18,680
Management internalization expense	—	—	—	14,005
Preacquisition expense	5	98	151	365
Total expenses	25,926	22,338	98,663	96,229

Income (loss) before gain on sale of investment property	4,418	2,592	17,273	(2,499)
Gain on sale of investment property	1,069	—	1,069	—
Net income (loss)	$5,487	$2,592	$18,342	$(2,499)
Less: Preferred stock dividends	(1,455)	(1,455)	(5,822)	(5,822)
Less: Net (income) loss attributable to noncontrolling interest	(228)	(74)	(720)	574
Net income (loss) attributable to common stockholders	$3,804	$1,063	$11,800	$(7,747)

Net income (loss) attributable to common stockholders per share – basic and diluted	$0.06	$0.02	$0.19	$(0.17)

Weighted average shares outstanding – basic and diluted	64,326	48,496	60,640	46,256

Global Medical REIT Inc.

Reconciliation of Net Income (Loss) to FFO and AFFO

(unaudited, and in thousands, except per share and unit amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$5,487	$2,592	$18,342	$(2,499)
Less: Preferred stock dividends	(1,455)	(1,455)	(5,822)	(5,822)
Depreciation and amortization expense	12,624	10,112	46,764	36,302
Gain on sale of investment property	(1,069)	—	(1,069)	—
FFO	$15,587	$11,249	$58,215	$27,981
Internalization expense - settlement of a preexisting contractual relationship	—	—	—	12,094
Internalization expense - other transaction costs	—	—	—	1,911
Amortization of above market leases, net	202	32	520	504
Straight line deferred rental revenue	(1,170)	(1,344)	(5,317)	(5,680)
Stock-based compensation expense	1,242	1,928	5,810	5,319
Amortization of debt issuance costs and other	514	420	1,982	1,450
Preacquisition expense	5	98	151	365
AFFO	$16,380	$12,383	$61,361	$43,944

Net income (loss) attributable to common stockholders per share – basic and diluted	$0.06	$0.02	$0.19	$(0.17)
FFO per share and unit	$0.23	$0.22	$0.90	$0.56
AFFO per share and unit	$0.24	$0.24	$0.95	$0.88

Weighted Average Shares and Units Outstanding – basic and diluted	68,214	52,076	64,548	49,791

Weighted Average Shares and Units Outstanding:
Weighted Average Common Shares	64,326	48,496	60,640	46,256
Weighted Average OP Units	1,702	1,941	1,732	2,172
Weighted Average LTIP Units	2,186	1,639	2,176	1,363
Weighted Average Shares and Units Outstanding – basic and diluted	68,214	52,076	64,548	49,791

Global Medical REIT Inc.

Reconciliation of Net Income (Loss) to EBITDAre and Adjusted EBITDAre

(unaudited, and in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$5,487	$2,592	$18,342	$(2,499)
Interest expense	4,809	5,064	19,696	18,680
Depreciation and amortization expense	12,653	10,138	46,875	36,353
Gain on sale of investment property	(1,069)	—	(1,069)	—
EBITDAre	$21,880	$17,794	$83,844	$52,534
Stock-based compensation expense	1,242	1,928	5,810	5,319
Internalization expense – settlement of a preexisting contractual relationship	—	—	—	12,094
Internalization expense – other transaction costs	—	—	—	1,911
Amortization of above market leases, net	202	32	520	504
Preacquisition expense	5	98	151	365
Adjusted EBITDAre	$23,329	$19,852	$90,325	$72,727